Exhibit 99.2

Media Contact:	Rebecca Mabry VIASYS Healthcare Inc. (714) 919-3364 rebecca.mabry@viasyshc.com	Investor Contact:	Martin P. Galvan VIASYS Healthcare Inc. (610) 862-0800 mgalvan@viasyshc.com

Media Contact:	David Neuger Pulmonetic Systems, Inc. (888) 761-3400 daveneuger@neuger.biz

FOR IMMEDIATE RELEASE

VIASYS Healthcare Inc. to Acquire Pulmonetic Systems, Inc.

Conshohocken, PA - (BUSINESS WIRE) - May 17, 2005 - VIASYS Healthcare Inc. (NYSE:VAS) (“VIASYS”) and Pulmonetic Systems, Inc. (“Pulmonetic Systems”) are pleased to jointly announce today that they have signed a definitive agreement for VIASYS to acquire, by merger, all of the outstanding stock of Pulmonetic Systems.  Under the terms of the agreement, VIASYS will acquire Pulmonetic Systems through one of its subsidiaries for estimated cash consideration of $98 million.  We anticipate that Pulmonetic Systems’ assets will include approximately $8 million in net cash on the closing date.  VIASYS expects to finance the acquisition with a combination of existing cash reserves and debt under its revolving credit facility.

The Board of Directors of Pulmonetic Systems has approved the merger, which is subject to the satisfaction of customary closing conditions, including regulatory approval and the approval of the stockholders of Pulmonetic Systems.  Simultaneous with the execution of the definitive agreement, certain principal stockholders holding 39% of the outstanding stock of Pulmonetic Systems entered into agreements obligating them to vote to approve the transaction.  The parties expect the transaction to close in the second quarter of 2005.

Based in Minneapolis, Minnesota, Pulmonetic Systems designs, manufactures and markets portable mechanical ventilators for home health care.  The Pulmonetic Systems LTV ventilator was the first commercially available mechanical ventilator to offer sophisticated respiratory modalities in a laptop-size device.  Pulmonetic Systems’ small, feature-rich LTV Series is complemented by a comprehensive line of patient circuits, accessories and options that meet the needs of both pediatric and adult patients.  Physicians, respiratory therapists, and home care providers have made the LTV Series the ventilator of choice for home care patients seeking true portability and a higher quality of life.  In addition, Pulmonetic Systems has several new products in development.  In 2004, Pulmonetic Systems had annual revenues of approximately $42 million.

Ed Pulwer, Group President, VIASYS Respiratory Care, said, “This is a strategic acquisition for VIASYS, enabling us to enter into a new market segment.  Home care mechanical ventilation is one of the fastest growing market segments in the global ventilation market.  We expect that Pulmonetic Systems’ expertise in miniaturization will enhance the entire VIASYS product portfolio.  We believe that the combined strength of Pulmonetic Systems, with its recognized technical leadership in home mechanical ventilation, coupled with the strength of VIASYS’ hospital brand names, such as BEAR ®, BIRD®, EME® and SENSORMEDICS®, will be an outstanding combination.”

Jim Hickey, President and CEO, Pulmonetic Systems, commented, “VIASYS Healthcare and Pulmonetic Systems share a commitment to excellence and innovation.  This is a great fit for Pulmonetic Systems, and we believe the combined organization will become the hallmark for leadership in the mechanical ventilation industry.”

Randy Thurman, Chairman, President and CEO, VIASYS Healthcare Inc., commented, “The acquisition of Pulmonetic Systems strategically extends VIASYS’ product line into the home care market segment.  The addition of Pulmonetic Systems to VIASYS should accelerate our ability to address patient needs across the continuum of care by adding products and distribution to address home care and emergency medical services. This acquisition is consistent with our strategy of adding strategically valuable products, technologies and distribution in the respiratory and neurological markets.”

ABOUT VIASYS HEALTHCARE INC.

VIASYS Healthcare Inc. is a global, research-based medical technology company focused on respiratory, neurology, medical disposable and orthopedic products. VIASYS products are marketed under well-recognized trademarks including among others VMAX®, LYRA™, AVEA®, VELA®, NicoletOne™, VIKING QUEST™, ENDEAVOR™ CR, SENSORMEDICS®, GRASON-STADLER®, BIRD®, BEAR®, NICOLET®, JAEGER™, TOENNIES™ and EME®.  VIASYS is headquartered in Conshohocken, PA, and its businesses are conducted through its Respiratory Care, NeuroCare, MedSystems and Orthopedics business units.  More information can be found at http://www.viasyshealthcare.com.

ABOUT PULMONETIC SYSTEMS, INC.

Pulmonetic Systems, Inc. designs, manufactures, and markets innovative products for respiratory care worldwide. The hallmark LTV® Series ventilators are a result of the company’s dedication to offering products that provide better patient care and economic value for the healthcare provider.  Pulmonetic Systems is headquartered in Minneapolis, Minnesota.  More information can be found at www.pulmoneticsystems.com.

This news release includes forward-looking statements within the meaning of the “Safe Harbor” provisions of Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are regarding the assets in net cash at closing, the belief that the transaction will close in the second quarter of 2005 and the expectations regarding the combined organization.  Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change the expectations for VIASYS’ products and could cause actual outcomes and results to differ materially from current expectations.  These factors include, among other things, receipt of the approval of Pulmonetic Systems’ stockholders, receipt of regulatory approval, market factors and inability to achieve the anticipated benefits of this transaction.  For further details and a discussion other risks and uncertainties that may change VIASYS’ expectations, please see VIASYS’ annual report on Form 10-K for the year ended January 1, 2005, which is on file with the Securities and Exchange Commission.  VIASYS undertakes no obligation to publicly update this forward-looking statement, whether as a result of new information, future events, or otherwise.